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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-61770) and related Prospectus of Maxtor Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated August 15, 2001, with respect to the combined financial statements of The Hard Disk Drive Group of Quantum Corporation as of March 31, 2001 and 2000, and for the three years in the period ended March 31, 2001, included in Maxtor Corporation's Current Report on Form 8-K dated August 28, 2001 filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP


Palo Alto, California
October 2, 2001